EXHIBIT B

NOMINATION AGREEMENT

1.	This Nomination Agreement (the “Agreement”) is by and between Prescience Point Capital Management, LLC (“Prescience Point,” “we” or “us”) and [ ] (“you”).

2.	You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) of Prescience Point or an affiliate thereof (the “Nominating Party”), which nominees shall be nominated for election as directors of MiMedx Group, Inc. (the “Corporation”) in connection with a proxy solicitation (the “Proxy Solicitation”) in respect of the 2021 annual meeting of stockholders of the Corporation (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “Annual Meeting”) to be conducted by Prescience Point and certain other parties, or appointment or election by other means. You further agree to serve as a director of the Corporation if so elected or appointed. Prescience Point agrees to pay the costs of the Proxy Solicitation and agrees to reimburse you for any documented and reasonable out-of-pocket expenses you incur in connection with the Proxy Solicitation that are approved in writing in advance by Prescience Point, including reasonable expenses for travel requested by Prescience Point in connection therewith.

3.	Upon Prescience Point’s execution of this Agreement, which, if at all, will be within two business days of your signature, Prescience Point agrees to pay you a one-time fee of $50,000; provided that you agree that an amount equal to $15,000 will be invested in the common stock of the Corporation within five (5) calendar days of receipt of such fee (or such longer period as may be required to comply with any legal or regulatory requirements). It is understood that a purchase will not be required until after your involvement in the Slate is publicly announced. In the event that either the Nominating Party or the Corporation files a proxy statement naming you as a nominee, Prescience Point agrees to pay you an additional one-time fee of $50,000; provided that you agree that an amount equal to $15,000 will be invested in the common stock of the Corporation within five (5) calendar days of receipt of such fee (or such longer period as may be required to comply with any legal or regulatory requirements). You understand and agree that such compensation may not be paid to you, or that you may be required to refund such compensation, in the event that this Agreement is terminated by Prescience Point for Cause. “Cause” shall mean (i) fraud or willful misconduct by you, (ii) a material violation by you of applicable laws, (iii) your refusal to supply a completed Questionnaire (as defined below) or (iv) your refusal to serve as a nominee for the board of directors of the Corporation or as a director of the board of directors of the Corporation.

4.	Prescience Point agrees on behalf of the Nominating Party that, so long as you actually serve on the Slate, Prescience Point will defend, indemnify and hold you harmless from and against any direct, out-of-pocket losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable, reasonably documented attorneys’ fees and related costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding brought by a third party, and any appeal thereof, (i) relating to your role as a nominee for director of the Corporation on the Slate, or (ii) otherwise directly arising from or in connection with or relating to the Proxy Solicitation in connection with your role as a nominee for director of the Corporation on the Slate. Your right of indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof. Anything to the contrary herein notwithstanding, Prescience Point is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of the Corporation, if you are elected. Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Questionnaires (as defined below) or otherwise in connection with the Proxy Solicitation. You shall promptly notify Prescience Point in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, Prescience Point shall promptly assume control of the defense of such claim with counsel chosen by Prescience Point. From and after such determination by Prescience Point to assume the defense of such claim, Prescience Point will not be liable to you under this Agreement for any expenses subsequently incurred by you in connection with the defense thereof other than reasonable costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees and expenses of legal counsel in connection therewith). Prescience Point shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, Prescience Point may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, and (ii) an unconditional release of you from any and all liability or obligation in respect of such claim. If you are required to enforce the obligations of Prescience Point in this Agreement in a court of competent jurisdiction, or to recover damages for breach of this Agreement, Prescience Point will pay on your behalf, in advance, any and all reasonably documented out-of-pocket expenses (including, without limitation, reasonable, reasonably documented attorneys’ fees and related costs, expenses and disbursements) actually and reasonably incurred by you in such action, provided, however, that all amounts advanced in respect of such expenses shall be promptly repaid to Prescience Point by you to the extent it shall ultimately be determined in a final judgment by a court of competent jurisdiction that you are not entitled to be indemnified for or advanced such expenses.

5.	You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected or appointed, as a director of the Corporation if such nominee later changes his mind and determines not to serve on the Slate or, if elected or appointed, as a director of the Corporation. Accordingly, Prescience Point is relying upon your agreement to serve on the Slate and, if elected, as a director of the Corporation. In that regard, you will be supplied with a questionnaire (the “Prescience Point Questionnaire”) in which you will provide Prescience Point with information necessary for the Nominating Party to make appropriate disclosure to the Corporation and to use in creating the proxy solicitation materials to be sent to stockholders of the Corporation and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation, and may in the future be supplied with a questionnaire from the Corporation for similar purposes (together with the Prescience Point Questionnaire, the “Questionnaires”).

6.	You agree that (i) upon request you will promptly complete, sign and return the Questionnaires, (ii) your responses in the Questionnaires will be true, complete and correct in all respects, and (iii) you will provide any additional information related to the Proxy Solicitation as may be reasonably requested by Prescience Point, with information including, but not limited to, any other matters as is required or customary to be disclosed regarding a nominee and his or her nomination to the board of directors under the Corporation’s Certificate of Incorporation or bylaws or pursuant to the rules and regulations contained in the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder. You commit that such information will be true and correct in all material respects and will not omit any material information necessary in order to make the information provided not misleading and that you will promptly notify Prescience Point of any material changes or updates to any information provided by you to Prescience Point. In addition, you agree that you will execute and return a separate instrument confirming that you consent to being nominated for election as a director of the Corporation and, if elected or otherwise appointed, consent to serving as a director of the Corporation. Upon being notified that you have been chosen, we and the Nominating Party may forward your consent and completed Questionnaires (or summaries thereof), to the Corporation, and we and the Nominating Party may at any time, in our and their discretion, disclose the information contained therein, as well as the existence and contents of this Agreement and any information this Agreement requires you to provide. Furthermore, you understand that we may elect, at our expense, to conduct a background and reference check on you and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith.

7.	You further agree that (i) you will treat confidentially and not disclose to any third parties (unless compelled by law) all information relating to the Proxy Solicitation that is non-public, confidential or proprietary in nature, including, without limitation, the existence of this Agreement, Prescience Point’s interest in the Proxy Solicitation, and any information received from or learned in discussions with Prescience Point regarding the Proxy Solicitation; (ii) you will not issue, publish or otherwise make any public statement or any other form of public communication relating to the Corporation or the Proxy Solicitation without the prior approval of Prescience Point; and (iii) you will not agree to serve or be nominated to stand for election by (a) the Corporation, (b) any other stockholder of the Corporation (other than Prescience Point and its affiliates) or (c) any other party without the prior written approval of Prescience Point.

8.	With respect to any purchases of securities of the Corporation, (i) you agree to consult with Prescience Point regarding such purchases and provide necessary information following such purchases so that we may comply with any applicable disclosure or other obligations which may result from such investment and (ii) Prescience Point or its affiliates shall prepare and complete any required disclosures including all regulatory filings related thereto at no cost to you. With respect to any purchases made pursuant to this paragraph you agree not to dispose of any such securities prior to the termination of this Agreement without the prior written consent of Prescience Point. Notwithstanding anything to the contrary in this Agreement or any other agreement existing as of the date hereof between you and us, upon your election or appointment to the Board, you shall be under no obligation to consult with or obtain the consent of Prescience Point or its affiliates regarding any purchases or sales of securities of the Corporation.

9.	Prescience Point and you acknowledge that you are not acting as an agent of Prescience Point or in a fiduciary capacity with respect to Prescience Point and that you are not assuming any duties or obligations to Prescience Point other than those expressly set forth in this Agreement. Nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency and except as otherwise expressly provided herein, nothing contained herein shall entitle you to any compensation from Prescience Point. Each of Prescience Point and you further acknowledges that, should you be elected to the board of directors of the Corporation, you will be acting as a director of the Corporation, on behalf of the Corporation and all of its stockholders, independent of and not controlled by Prescience Point, and all of your activities and decisions as a director of the Corporation will be governed by applicable law and subject at all times to your fiduciary duties to the Corporation and its stockholders. Nothing in this Agreement is intended to or shall govern or restrict your decisions or conduct as a director of the Corporation, which shall be based on your independent business judgment and honest belief as to the best interests of the Corporation and its stockholders. In summation, we recognize that should you be elected or appointed to the Corporation’s board of directors all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to the Corporation and to the stockholders of the Corporation and, as a result, that there is, and can be, no agreement between you and Prescience Point that governs the decisions which you will make as a director of the Corporation.

10.	You acknowledge that Prescience Point shall be under no obligation to nominate you for election and that Prescience Point will rely upon information provided by you for the purposes of preparing submissions to the Corporation, proxy solicitation materials and other public disclosure.

11.	This Agreement shall automatically terminate on the earliest to occur of (i) the conclusion of the Annual Meeting, (ii) your election or appointment to the Board, (iii) the termination of the Proxy Solicitation, (iv) our election to not include you as part of the Slate or (v) our notice to you, provided, however, that the second, third, fourth, seventh, ninth, tenth, eleventh, twelfth and thirteenth paragraphs of this Agreement shall survive such termination.

12.	This Agreement sets forth the entire agreement between Prescience Point and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by Prescience Point and you.

13.	This Agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof. The parties agree to the exclusive jurisdiction of the state and federal courts of New York, New York, and waive, and agree not to plead or to make, any claim that any action or proceeding brought in the state and federal courts of New York, New York has been brought in an improper or inconvenient forum.

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Agreed to as of the date both parties have signed:

PRESCIENCE POINT CAPITAL MANAGEMENT, LLC

By:
Name:
Title:
Date:

NOMINEE:

Name:
Date: